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                                                                    EXHIBIT 99.1
[LOGO]  Mellon
                                                       News Release

        Contact:  Media            Analysts            Corporate Affairs
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                  Ron Gruendl      Donald J. MacLeod   One Mellon Bank Center
                  (412) 234-7157   (412) 234-5601      Pittsburgh, PA 15258-0001
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FOR IMMEDIATE RELEASE

          MELLON COMPLETES SALE OF NETWORK SERVICES UNIT TO U.S. BANK

PITTSBURGH, June 30, 1999Mellon Bank Corporation today announced it has completed the previously announced sale of its network services electronic transaction processing unit to U.S. Bank. Terms of the transaction, announced on May 11, were not disclosed.

     Mellon Network Services provides data processing services that include point-of-sale and debit card processing, ATM terminal driving, card issuance and gateways to both regional and national networks. Mellon is retaining its smart card stored-value technology and purchasing card product.

     On Jan. 15, 1999, Mellon announced plans to sell its commercial and residential mortgage businesses, as well as its credit card business and network services unit, as part of an initiative to sharpen its strategic focus on businesses with the highest growth and potential for return to its shareholders.

     In late March, Mellon completed the sale of its credit card business to Citibank and also announced an agreement to sell the commercial mortgage servicing portfolio to GMAC Commercial Mortgage Corporation. The commercial mortgage transaction, which is closing on a portfolio-by-portfolio basis, is expected to be completed during the third quarter of this year. Mellon also expects to sell its residential mortgage business by the end of the third quarter of this year.

                                    -more-

                               [LOGO OF MELLON]

                   [LOGO OF DREYFUS]     [LOGO OF THE BOSTON COMPANY]

  The Dreyfus Corporation and The Boston Company are companies of Mellon Bank
                                 Corporation.
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Sale of Mellon Services to U.S. Bank
June 30, 1999
Page 2

     A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest financial services companies in market capitalization. With more than $2.3 trillion in assets under management, administration or custody, including more than $400 billion under management, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund companies, The Dreyfus Corporation and Founders Asset Management in the United States, and Newton Management Limited in the United Kingdom, place Mellon as one of the world's leading bank managers of mutual funds. Mellon also is a global leader in benefits consulting through its Buck Consultants, Inc., subsidiary in New York. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

     Press releases and other information about Mellon Bank Corporation and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

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